Exhibit 99.1
Dear Shareholder,
I am very pleased to report that 2010 was an extremely successful year for Isabella Bank Corporation. Our net income for year-end 2010 was $9.0 million, a 16.0% increase over the prior year. Two items that significantly contributed to the increase in net income were a $1.75 million increase in net interest income and a $1.24 million decline in the provision for loan losses. The impact of these items was offset by a $576,000 decline in the extraordinary gains that were recorded in 2009 from the sale of loans and investments. The Corporation paid a cash dividend of $0.18 per share for the fourth quarter of 2010. Based on the Corporation’s average stock price for the month of December 2010 of $16.87, the annualized dividend yield was 4.27%.
At December 31, 2010, the Corporation’s total assets were $1.23 billion, and assets under management — which included loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations — were $1.85 billion. Total assets grew in 2010 by a strong 7.2% with most of the growth funded by a 9.3% increase of in-market deposits.
The Corporation’s asset quality remained strong as evidenced by the relatively low percentage, 0.67% of total assets, that were classified as “nonperforming” at December 31, 2010. By comparison, the average percentage of nonperforming assets for all banks in the State of Michigan was 3.05%. The Corporation has $2.03 in loan loss reserve for every dollar of nonperforming loans, an outstanding coverage ratio. In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 13.69% at December 31, 2010, is considered to be exceptionally strong when compared to the 8% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
We are extremely proud of our accomplishments this year, including our solid growth and strong financial performance in light of the challenges our industry faces. We look forward to seeing you and discussing these matters in more detail at our Annual Shareholder meeting which will be held on Tuesday, May 3rd at 5:00 pm at the Comfort Inn and Conference Center in Mt. Pleasant. More information will be sent out as the date draws near. If you have any questions or concerns, please call me directly at (989) 779-6305 or contact me through email at rbarz@isabellabank.com.
Richard J. Barz
Chief Executive Officer
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31,2009 and Form 10-Q for the quarter ended September 30, 2010, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.